U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person:
     SIMPSON INVESTMENT COMPANY
     4637 Chabot Drive, Suite 200
     Pleasanton, CA  94588

2.   Date of Event Requiring Statement (Month/Day/Year):
     August 31, 1998

3.   IRS or Social Security Number of Reporting Person
     (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol:
     SIMPSON MANUFACTURING CO., INC. ("SSD")

5.   Relationship of Reporting Person to Issuer (Check all applicable):
     [X] Director                      [X] 10% Owner
     [ ] Officer (give title below):   [ ] Other (specify below):


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6.   If Amendment, Date of Original (Month/Day/Year):

7.   Inidividual or Joint/Group Filing (Check Applicable Line)
     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

_________________________________________________________________________________________________________________________________
 TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                                                         |
_________________________________________________________________________________________________________________________________|
 1. Title of Security            |2. Amount of Securities  |3. Ownership        |4. Nature of Indirect Beneficial Ownership      |
    (Instr. 4)                   |   Beneficially Owned    |   Form: Direct     |   (Instr. 5)                                   |
                                 |   (Instr. 4)            |   (D) or Indirect  |                                                |
                                 |                         |   (I)   (Instr. 5) |                                                |
_________________________________________________________________________________________________________________________________|
                                 |                         |                    |                                                |
Common Stock                     |                5,000    |         D          |                                                |
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

_________________________________________________________________________________________________________________________________
 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)              |
_________________________________________________________________________________________________________________________________|
 1. Title of Derivative Security  |2. Date Exercisable      |3. Title and Amount of  |4. Conver-  |5. Ownership  |6. Nature of   |
    (Instr.4)                     |   Expiration            |   Securities Under-    |   sion or  |   Form of    |   Indirect    |
                                  |   (Month/Day/Year)      |   lying Derivative     |   Exercise |   Derivative |   Beneficial  |
                                  |                         |   Security (Instr.4)   |   Price of |   Security:  |   Ownership   |
                                  |                         |                        |   Deri-    |   Direct (D) |               |
                                  |                         |                        |   vative   |   or Indirect|   (Instr.5)   |
                                  |                         |                        |   Security |   (I)        |               |
                                  | Date    | Expiration    |   Title   | Amount or  |            |              |               |
                                  | Exer-   | Date          |           | Number of  |            |              |               |
                                  | cisable |               |           | Shares     |            |   (Instr.5)  |               |
_________________________________________________________________________________________________________________________________|
                                  |         |               |           |            |            |              |               |
                                  |         |               |           |            |            |              |               |
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                                  |         |               |           |            |            |              |               |
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

Explanation of Responses:



SIMPSON INVESTMENT COMPANY

/s/Barclay Simpson                        September 10, 1998
---------------------------------         -----------------------
**Signature of Reporting Person           Date
Barclay Simpson, General Partner


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.